Exhibit 99.1	Form of Subscription Agreement

This Subscription Agreement Does Not Constitute An Offer To Sell Or A Solicitation Of Any Offer To Buy Any Units By Anyone In Any Jurisdiction In Which Such Offer Or Solicitation Is Not Qualified To Do So Or To Anyone To Whom It Is Unlawful To Make Such Offer Or Solicitation.

DUKE MOUNTAIN RESOURCES, INC.

(a Nevada corporation)

SUBSCRIPTION AGREEMENT

Pursuant to Prospectus Dated     <>, 2007

1,000,000 Units

Offering Price - $0.40 per Unit

(All dollar amounts are in US dollars unless otherwise indicated)

Duke Mountain Resources, Inc., (the “Company”) is offering, in accordance with the Prospectus dated                        <>, 2007, up to an aggregate of 1,000,000 units at a price of $0.40 per Unit. Each Unit consists of one share of common stock, one Class A Non-redeemable Warrant to purchase a share of common stock at $.50 per share for a period of 5 years from the date of issuance, and one Class B Non-redeemable Warrant to purchase a share of common stock at $.55 per share for a period of 5 years from the date of issuance.

In order to buy Units you must complete and sign this Subscription Agreement.

1.

Please fill in the number of Units you are purchasing:  __________ (the “Purchased Units”).

2.

Please in enclosed a check in the amount of US$ ________________ (number of units subscribed for multiplied by $0.40), in full payment for the Purchased Units.

3.

If you are a resident of Florida, please note that these securities have not been registered under the Florida Securities Act by reason of specific exemptions thereunder relating to the limited availability of the offering.  Pursuant to Section 517.061(11) of the Florida Securities Act, when sales are made to five (5) or more persons in Florida, any sale made pursuant to Subsection 517.061(11) of the Florida Securities Act shall be voidable by such Florida purchaser either within three days after the first tender of consideration is made by the purchaser to the issuer, an agent of the issuer, or an escrow agent, or within three days after the availability of the privilege is communicated to such purchaser, whichever occurs later.

4.

If you are a resident of British Columbia, Canada, please note that we intend to rely upon the prospectus and registration exemption afforded by section 2.9 [Offering Memorandum] of National Instrument 45-106 - Prospectus and Registration Exemptions (“NI-45-106”); accordingly, if you are a resident of British Columbia:

•

you hereby represent and warrant to the Company that the Subscriber is purchasing the shares as a principal in accordance with an offering memorandum related to the offer and sale of the units in British Columbia, which offering memorandum “wraps around” and is dated the date of the prospectus;

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you must deliver, a duly completed and executed Risk Acknowledgement in the form attached hereto as Annex  A; and

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you have two days from the date you sign this Subscription Agreement to cancel your purchase.

5.

Payments can be made in cash or by check, bank draft or postal express money order payable to “Duke Mountain Resources, Inc.”  Forward this Subscription Agreement and payment to Duke Mountain Resources, Inc., 1990 Tolmie Street, Vancouver, BC, V6R 4C2, Canada, Attention: President.

6.

Please note that in connection with the offer and sale of the units, the Company reserves the right, in its sole discretion, to reject any subscription in whole or in part for any reason whatsoever notwithstanding the tender of payment at any time prior to its acceptance of any subscriptions.

Name of Subscriber: ___________________________

(Please print)

Signature of Subscriber: ________________________

(or Authorized Signatory)

Address of Subscriber: _________________________________________________________________________

_________________________________________________________________________

Soc. Sec. or Tax ID No.: _______________________

Telephone Number: ___________________________

Facsimile Number: ____________________________

Email Address: _______________________________

ACCEPTANCE OF SUBCRIPTION

The subscription of __________________________ to purchase ________ units offered by Duke Mountain Resources, Inc. is hereby accepted this ____ day of _______________, 2007.

Duke Mountain Resources, Inc.

By:

______________________________

Herdev S. Rayat, President

Annex A-For Residents of British Columbia, Canada

Form 45-106F4

Risk Acknowledgement

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I acknowledge that this is a risky investment.

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I am investing entirely at my own risk.

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No securities regulatory authority has evaluated or endorsed the merits of these securities

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or the disclosure in the offering memorandum.

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I will not be able to sell these securities except in very limited circumstances.

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I may never be able to sell these securities.

•

I could lose all the money I invest.

I am investing $____________ [total consideration] in total; this includes any amount I am obliged to pay in future. _______________ . No commissions or fees are being paid in connection with the offer and sale of these securities.

I acknowledge that this is a risky investment and that I could lose all the money I invest.

Date

Signature of Purchaser

Print name of Purchaser

Sign 2 copies of this document.  Keep one copy for your records.

You have 2 business days to cancel your purchase

To do so, send a notice to Duke Mountain Resources, Inc., Attention:  President, stating that you want to cancel your purchase.  You must send the notice before midnight on the 2nd business day after you sign the agreement to purchase the securities.  You can send the notice by fax or email or deliver it in person to at its business address (set forth below).  Keep a copy of the notice for your records.

Issuer Name and Address:

Duke Mountain Resources, Inc.

1990 Tolmie Street

Vancouver, BC, V6R 4C2, Canada,

Fax:604-228-0828

E-mail:first-ave@shawcable.com

You are buying Exempt Market Securities

They are called exempt market securities because two parts of securities law do not apply to them. If an issuer wants to sell exempt market securities to you:

·

the issuer does not have to give you a prospectus (a document that describes the investment in detail and gives you some legal protections), and

·

the securities do not have to be sold by an investment dealer registered with a securities regulatory authority.

There are restrictions on your ability to resell exempt market securities.  Exempt market securities are more risky than other securities.

You will receive an offering memorandum Read the offering memorandum carefully because it has important information about the issuer and its securities. Keep the offering memorandum because you have rights based on it. Talk to a lawyer for details about these rights.

The securities you are buying are not listed

The securities you are buying are not listed on any stock exchange, and they may never be listed. You may never be able to sell these securities.

The issuer of your securities is a non-reporting issuer

A non-reporting issuer does not have to publish financial information or notify the public of changes in its business. You may not receive ongoing information about this issuer.

For more information on the exempt market, call your local securities regulatory authority:

    British Columbia Securities Commission

701 West Georgia Street

P.O. Box 10142, Pacific Centre

Vancouver, B.C. V7Y 1L2

Telephone: 604-899-6500

Fax: 604-899-6506

The British Columbia Securities Commission maintains a website at: http://www. bcsc.ba.ca.

[Instruction:  The purchaser must sign 2 copies of this form.  The purchaser and the issuer must each receive a signed copy.]

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